UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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The Allstate Corporation
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On April 19, 2011, the Corporation sent the following letter to Institutional Shareholder Services.

April 19, 2011

VIA EMAIL AND US MAIL

Marc Goldstein

Institutional Shareholder Services

2099 Gaither Road #501
Rockville, MD 20850-4045

Dear Marc:

This letter will summarize our discussions regarding the election of our directors and the say on pay vote at Allstate’s upcoming annual meeting.  We encourage you to consider and analyze this information in developing your voting recommendations and to resist the application of formulaic protocols.  It is our understanding that ISS’ formulaic protocols would lead to recommendations to oppose the election of our board of directors and, potentially, management’s say on pay proposal.  In making your final decision, we ask that the following facts and circumstances on these two important issues be considered.

Election of Directors

It is our understanding that ISS’ protocols require recommendation against the election of all directors because Allstate did not implement the ownership threshold requested in stockholder proposals that were passed by slight majorities at the last two annual meetings. The facts and circumstances are:

•                  Stockholder proposals to create a right for owners of 10% of outstanding shares to call special meetings were approved by the stockholders at the 2009 and 2010 annual meetings.  Those proposals received 58% and 55% of votes cast in 2009 and 2010, respectively (43% and 41% of outstanding shares, respectively).

•                  As a result, our Board is recommending stockholders approve a proposal to implement a stockholder right to call special meetings.  The Board decided to implement this right at a 20% ownership threshold after seeking and receiving input and guidance from many of our institutional investors, who told us that they wanted access to the Board outside of annual meetings, but that they did not necessarily support that right at a 10% ownership threshold.

•                  The Board did not make this change in 2009 as there was concern about the volatile regulatory and financial markets, the number of extensive legislative proposals

Allstate Insurance Company

2775 Sanders Road, Suite A-3, Northbrook, IL 60062

Marc Goldstein

circulating, the fact that 2009 was the first year the Corporation had been presented with a stockholder proposal calling for special meetings at a 10% threshold, and the fact that 42% of the votes cast had not supported the proposal.

•                  When the proposal was again submitted for the 2010 proxy statement, the Corporation also received a stockholder proposal calling for a stockholder right to act by written consent.  Because the Board viewed both proposals as encroachments on the Corporation’s available structural defenses, and because it did not know what investor sentiment would be on the proposal to implement a stockholder right to act by written consent, it deferred taking action on the special meeting proposal.  Through Allstate’s engagement efforts during and after the 2010 proxy season, the Board learned that investors supported providing shareholders with the right to take action and access the Board outside of annual meetings.  The Board engaged outside legal counsel and investment bankers to help it evaluate the issues presented by both stockholder proposals.  Following thoughtful and thorough deliberations, the Board determined that the right to call special meetings is a far superior method of providing access to the Board outside of annual meetings, while still ensuring that fair procedural protections are available for all stockholders.

We reject the notion that instituting a right to call special meetings with a 20% ownership threshold versus a 10% threshold is not a proper response to the stockholder proposals.  Our Board supports the concept of greater stockholder access.  Our special meeting proposal is responsive to the 55% that voted for last year’s proposal and to those investors with whom we consulted who felt a 10% threshold was too low and could provide a small minority of stockholders with a tool to manipulate corporate governance, particularly in light of the fact that all of our directors are elected annually.

A recommendation against the election of our board based on the difference between a 10% and 20% ownership threshold is in conflict with ISS’ own assessment of Allstate’s governance (as presented in its Governance Risk Indicators analysis).  ISS’ current view of Allstate’s board structure and shareholder rights is rated as being a “low” concern, and similar views have historically been reflected in prior iterations of ISS’ analyses of Allstate’s governance practices.  In addition, a recommendation against our board is at odds with the fiduciary responsibility of directors to exercise their independent judgment in overseeing the management and affairs of the company.  It suggests that our directors should abandon thoughtful analysis and simply adopt any precatory stockholder proposal that achieves over 50% of votes cast without regard to the board’s evaluation of the impact on Allstate.

We encourage you to move beyond formulaic protocols and recommend for the election of all of our director nominees.   The Allstate Board of Directors is comprised of talented, independent directors with extensive experience and expertise, and it has a successful track record of stewardship that deserves the full support of our stockholders.

Executive Compensation

Allstate Insurance Company

2775 Sanders Road, Suite A-3, Northbrook, IL 60062

Marc Goldstein

It is also our understanding that ISS may recommend a vote against Allstate’s say on pay proposal based on calculations of our CEO’s compensation that are different than those disclosed in our proxy statement. Our compensation program is overseen by our independent Board members and should be supported. The facts and circumstances are:

•     As ISS is aware, the advisory vote on compensation required under the Dodd-Frank Wall Street Reform and Consumer Protection Act is a vote on the compensation as disclosed pursuant to Regulation S-K, Item 402. Instead of using the stock option values disclosed in our summary compensation table, ISS uses a stock option valuation from Equilar, a third party data source, that we believe is not calculated in accordance with the accounting standards required by Regulation S-K, Item 402 under the Securities Exchange Act of 1934.

•     The inputs used by Equilar in valuing stock options resulted in a dividend yield calculation of 9.7% in 2009.  Given that Allstate’s quarterly dividend was reduced in February 2009 an expected dividend yield of 2.6% for 2009 was utilized as included in the Corporation’s audited financial statements and disclosed in our 2009 proxy statement’s summary compensation table.  The application of Equilar’s dividend yield will result in an apparent 228% year-over-year change from 2009 to 2010 to the stock option value in ISS’ expected vote recommendation report, as illustrated below:

CHIEF EXECUTIVE OFFICER COMPENSATION

						CHANGE IN PENSION VALUE AND NONQUALIFIED DEFERRED COMPENSATION EARNINGS ($)

SOURCE	YEAR	SALARY ($)	STOCK AWARDS ($)	OPTION AWARDS ($)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)		ALL OTHER COMPENSATION ($)	TOTAL ($)	TOTAL YEAR- OVER- YEAR CHANGE (%)

Allstate Proxy	2010	1,093,846	2,225,995	4,134,002	1,091,096	679,359	75,322	9,299,620	(11.7%)
Statement Analysis	2009	1,100,769	2,226,003	4,261,776	1,713,361	1,050,579	68,072	10,420,560
ISS Analysis using Equilar calculation*	2010*	1,093,846	2,225,995	6,689,121	1,091,096	679,359	75,322	11,854,739	45%
	2009	1,100,769	2,226,003	2,039,550	1,713,361	1,050,579	68,072	8,198,334

*Reflects 2010 ISS anticipated stock option valuation

•                  To confirm another point covered in our discussions and as disclosed in our proxy statement, we no longer include excise tax gross-ups in new change-in-control agreements.  The last change-in-control agreements to include an excise tax gross-up provision were entered into with three new senior executives when they were hired in 2009.

ISS’ reliance on third party stock option valuations that we believe are not calculated in accordance with SEC rules instead of the audited values disclosed in the Corporation’s summary compensation table undermines the credibility of its analysis and vote recommendations and is potentially misleading to investors who are to be voting on the compensation as disclosed in the proxy statement.  Investors that rely upon ISS may mistakenly believe an increase occurred in our chief executive officer’s compensation when, in fact, it decreased.

Allstate Insurance Company

2775 Sanders Road, Suite A-3, Northbrook, IL 60062

Marc Goldstein

Moreover, we encourage ISS to analyze compensation in the context of Allstate’s performance over the comparable periods.  In 2010, Allstate’s total stockholder return was 8.8%, book value per share, a major valuation metric for insurance companies, increased by 14.5%, and net income increased 8.7%.  Over the last three years, Allstate has weathered the financial markets crisis and remained financially strong while some of our competitors utilized government-sponsored funding.

In summary, we believe ISS’ recommendations should be based on Allstate’s track record of sound governance practices, full transparency, and actual results.

Regards,

/s/ Katherine Smith	/s/ Megan Pavich
Katherine Smith	Megan Pavich
Corporate Counsel	Senior Attorney

Allstate Insurance Company

2775 Sanders Road, Suite A-3, Northbrook, IL 60062